Exhibit 99.2

Riverview Financial Corporation Appoints Director

Harrisburg, PA, October 2, 2017/PRNewswire/- The Board of Directors of Riverview Financial Corporation and Riverview Bank are pleased to announce the appointment of Maureen M. Gathagan as a Director of both the Corporation and Bank Boards.

Ms. Gathagan is a veteran business professional with more than twenty years of diverse management experience in various industries, including pharmaceuticals, fast-food restaurants and financial services.

She is a native of Tyrone, PA, earned a Bachelor of Arts Degree in Applied Psychology from Indiana University Of Pennsylvania and a MBA in Industrial & Organization Psychology from the University of Baltimore.

She is active in numerous local non-profit and charitable organizations and is a board member of Lock Haven University Foundation, Clearfield Educational Foundation and Children’s Aid Society, Clearfield, PA.

Mr. Wood, Chairman of Riverview Financial Corporation stated, “We are very pleased to have Ms. Gathagan appointed to the Board. She will bring a broad base of local knowledge and business understanding as well as an excellent entrepreneurial spirit. She has demonstrated the ability to excel at many levels and will certainly be an asset to the Board.”

Riverview Financial Corporation is the parent company of Riverview Bank and its operating divisions Halifax Bank, Marysville Bank, Citizens Neighborhood Bank, CBT Bank, Riverview Wealth Management, CBT Investment Services, Inc. and CBT Financial and Trust Management. An independent community bank, Riverview Bank serves the Pennsylvania market area of Bedford, Berks, Blair, Cambria, Centre, Clearfield, Cumberland, Dauphin, Huntington, Lycoming, Northumberland, Perry, Schuylkill, Somerset and Westmoreland Counties through 30 community banking offices and 3 limited purpose offices. Each office, interdependent with the community, offers a comprehensive array of financial products and services to individuals, businesses, not-for-profit organizations and government entities. The Wealth Management and Trust divisions with assets under management exceeding $350 million provides trust and investment advisory services to the general public. Riverview’s business philosophy includes offering direct access to senior management and other officers and providing friendly, informed and courteous service, local and timely decision making, flexible and reasonable operating procedures and consistently applied credit policies. The Company’s common stock trades on the OTCQX Market under the symbol “RIVE”. The Investor Relations site can be accessed at https://www.riverviewbankpa.com/.